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                                                                    EXHIBIT 99.1

                           CONFERENCE CALL TRANSCRIPT

             QLGC - QLOGIC ANNOUNCES ACQUISITION OF PATHSCALE, INC.

                                FEBRUARY 15, 2006
                                  5:00 P.M. CT

Operator:           Good day everyone and welcome to the QLogic Corporation
                    announcement. Today's call is being recorded.

                    At this time for opening remarks and introductions, I would like to turn the call over to Mr. Tony Massetti, Senior Vice President and Chief Financial Officer. Please go ahead, sir.

Tony:

                    Thank you operator.

                    Good afternoon and welcome to QLogic's conference call. I'm Tony Massetti, Senior Vice President and Chief Financial Officer, and with me is H.K. Desai, CEO and President. By now all of you should have seen our press release announcing a definitive agreement to acquire PathScale, Inc. In reviewing how this transaction will impact our operating model, some of the comments today will include forward-looking statements regarding future events and / or projections of the financial performance of the Company based on our current expectations. These comments contain significant risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements. We refer you to the documents that QLogic files with the SEC, specifically our most recent Forms 10-K and 10-Qs. These documents identify important risk factors that could cause our actual results to differ materially from expectations. We do not intend to update any of the information contained in any forward-looking statements that we make today.

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                    Today's conference call is being webcast and a replay will be available for 12 months on the QLogic website at www.qlogic.com under Investor Relations. An audio replay will be available through March 1, 2006 by calling (719) 457-0820, pass code: 2575422. Please be aware that if you decide to ask a question, it will be included in both our live transmission as well as any future use of the recording. Copyright law and international treaties protect this conference call report. Unauthorized reproduction or distribution of this report or any portion of it may result in civil and criminal penalties. Any recording or other use or transmission of the text or audio for today's call is not allowed without the express written permission of QLogic.

                    I would now like to turn over this conference call to H.K. Desai, our CEO and President. HK will review the technology and market opportunities and I will follow-up with a discussion on the financial model. HK...

H.K.:

                    Thanks Tony

                    Thank you for joining us today as we announce the signing of a definitive agreement to acquire privately-held PathScale. We will pay approximately $109 million in cash and assume the outstanding unvested stock options of PathScale.

                    As we have indicated in the past, a major component in our growth strategy is to seek new opportunities in our existing markets and to enter high growth markets through the development and/or acquisition of technology. Today's announcement regarding the agreement to acquire PathScale is aligned with our strategy.

                    Similar to our recent acquisition of Troika Networks, the acquisition of PathScale adds new and unique technology to QLogic's expanding portfolio of solutions. An exciting aspect of this acquisition is that it provides QLogic entry into the rapidly expanding System Area Network fabric market.

                    The technology for the emerging System Area Network fabric market is InfiniBand. InfiniBand is a high-performance, low-latency, switched fabric interconnect. The first InfiniBand standard was approved in 2001. Over the past 5 years, InfiniBand has slowly gained acceptance in the High-

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                    Performance Computing, or HPC, market as the low-latency
                    server interconnect standard of the future.

                    The InfiniBand architecture is an industry standard that defines a high-speed switched fabric designed to connect processor nodes to form a System Area Network fabric. The InfiniBand architecture is different from the conventional, local transaction-based I/O model in that it uses a remote message-passing model across channels. The architecture is independent of the host operating system and the processor platform.

                    InfiniBand's System Area Network fabric components are very similar to the Fibre Channel-based Storage Area Network fabric components. Host Channel Adapters, or HCAs, provide a server to server interconnect function which is similar to the server to storage interconnect that Fiber Channel Host Bus Adapters, or HBAs, provide. Also, similar to a Fibre Channel switched fabric, InfiniBand switches provide a switched fabric capability for server to server communications.

                    Currently, InfiniBand implementations are prominent in high-performance computing environments. In a number of these environments, users have chosen to replace more expensive, monolithic servers with large clusters of inexpensive rackmount servers running Linux and connected with an InfiniBand Systems Area Network fabric. Applications include space exploration, weather forecasting, national security, biotechnology, oil and gas and many other computationally intensive applications where high-bandwidth and low-latency are key requirements. In addition to the rackmount server clusters, several InfiniBand blade server designs have also been announced by major OEMs, accelerating the deployment of dense computing.

                    While current deployments of InfiniBand are geared towards high-performance computing environments, InfiniBand also has a potential to penetrate the enterprise, data center environment. The high-performance and low-latency characteristics of InfiniBand combined with low-cost rackmount and blade server technologies provide a very attractive platform for clustered database applications. The success of InfiniBand in the enterprise data center significantly expands the market potential for this technology.

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                    There are only a handful of analysts tracking the System
                    Area Network fabric interconnect market today. However, in a recent InfiniBand workshop, data was provided that showed over one million InfiniBand ports have been deployed as of the end of 2005. Based on this data, and input we have received from analysts, OEMs and end-users, we estimate that the System Area Network fabric market for InfiniBand could reach approximately $400 million by 2009.

                    The target customer base for InfiniBand is the same set of major server OEMs and channel distributors that QLogic serves today. Consequently, we will be able to leverage our current go-to-market model with this new opportunity.

                    PathScale entered the InfiniBand market in 2001. Founded by a team of leading computer system industry veterans, PathScale focused initially on Linux-based environments using AMD processors and hyper-transport bus architecture. Utilizing their vast experience in the HPC market, PathScale developed the InfiniPath HCA technology. This unique HCA architecture greatly improves application performance and cluster utilization for HPC and clustered database environments. To date, PathScale has secured a number of design wins at leading OEMs. These design wins should result in revenue shipments in the second half of fiscal year 2007.

                    We believe that the products developed by the PathScale team, combined with QLogic's industry experience, customer relationships and operational expertise, can achieve industry leadership as this market continues to grow.

                    This acquisition demonstrates our commitment to entering new, high-growth markets that enhance our ability to achieve accelerated growth.

                    I would now like to turn the call back to Tony Massetti for the financial discussion. Tony.............

Tony:

                    Thank you HK.

                    I now want to discuss our expectations for how our non-GAAP operating model will change after this transaction closes.

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                    We anticipate our gross margin percentage will not change as a result of this transaction. Consistent with our previous guidance, we expect our gross margin in the next 12 to 18 months to be over 65% depending on product mix.

                    We anticipate our operating expenses as a percentage of revenue will increase slightly in the near term.

                    For the first nine months of fiscal year 2006, we reported engineering expenses from continuing operations of 17.7% of revenue, consistent with our targeted range of 16% to 19%. Going forward, we expect engineering expenses will range from 17% to 20% of revenue.

                    For the first nine months of fiscal year 2006, we reported sales and marketing expenses from continuing operations of 12.9% of revenue, consistent with our targeted range of 11% to 14%. Going forward, we expect no change in the targeted sales and marketing expense range of 11% to 14% of revenue.

                    For the first nine months of fiscal year 2006, we reported G&A expenses from continuing operations of 3.6% of revenue, consistent with our targeted range of 3% to 4%. Going forward, we expect no change in the targeted G&A expense range of 3% to 4% of revenue.

                    With these gross margin and operating expense assumptions, we continue to target operating margin at approximately 35%. We are comfortable with the First Call consensus of $1.66 per diluted share for fiscal year 2007.

                    We expect this transaction to close in early April. We will provide additional details during our fourth quarter and year end earnings conference call in early May.

                    Thank you operator we will now take questions.

Operator:           If you would like to ask a question, you can signal by
                    pressing the star key followed by the digit one on your touch-tone telephone. If you are doing it on a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one if you would like to ask a question. We'll take as many questions as time permits and proceed in the order that you signal.

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                    We'll go first to Harsh Kumar with Morgan Keegan.

Harsh Kumar:        Hi. Let me just make something clear, Did I hear you
                    correctly you are referencing '07 street numbers, is that correct?

Tony Massetti:      What we said, Harsh, is we're comfortable at this point with the first call consensus of $1.66 per diluted share for fiscal '07.

Harsh Kumar:        Got it. That's helpful. So, I guess this is a pre-revenue
                    company, what can you tell us a little bit about the product, HK? You talked about HCA and then you talked about the InfiniBand switches, what does this company make specifically and maybe we'll start there?

HK Desai:           OK. So this is the Pathscale HCA host channel adapter for
                    the InfiniBand technology and currently the technology is more popular in the HPC market, High Performance Computing, and I think the key, fortunately for us, going forward someday if you can expand into the enterprise data center or the database application. So, I think we are really targeting this technology for the future, see if you can drive the enterprise data then we have good potential for this market.

Harsh Kumar:        And H.K., I was reading up on a technology called, "VFrame"
                    by Cisco, how does this compare to VFrame and how does - how do the two interact?

Rick Franz:         VFrame is a framework, VFrame is a technology that is
                    dependent upon software that Cisco provides around an InfiniBand infrastructure. This, meaning the PathScale HCA would work within the VFrame infrastructure.

Harsh Kumar:        OK. So, it's not a competitor at all?

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HK Desai:           No, it's not, because - what you do is like - There are two product lines for this market switch and HCA, These two product lines are just like Fibre Channel HBA, and Switch in the Fibre Channel Market like I said in my script, There are HCAs and there are switches and we are focusing on the HCA markets, so Cisco or anybody can be our customer.

Harsh Kumar:        Got you. I'll turn it over to somebody else and come back
                    later.

Operator:           Thank you. We'll go next to Shebly Seyrafi with Kaufman
                    Brothers.

Shebly Seyrafi:     Yes. Thank you. Just some basic questions and then some more interesting ones. The basic questions, are, what's the current head count at PathScale and what kind of expense per quarter do they currently occur? And then I have some others.

HK Desai:           So, let me handle the first one and Tony can answer the
                    second one. The first one is like, we don't want to talk about the head count, or any of those things until the time when the transaction is closed. We will not give this information out - We want to give out the information no additional information until the transaction is closed.

Shebly Seyrafi:     OK.

Tony Massetti:      And Shebly, the effect to the operating model, we talked
                    about in terms of full year, fiscal '07. So we said, "No change to gross margins." And the only changes to the expense structure would be just a point increase in our E to Rs in engineering expense. So, we've moved the range which was 16 to 19 percent, to 17 to 20 percent for full year fiscal '07. And, then that just falls through to the 35 percent operating margin that we talked about. And, you know, we've been targeting 35 percent operating margin for some time. So, that is consistent.

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Shebly Seyrafi:     OK. What kind of revenue target do you have in the second
                    half of '07? And in 2008? I'll just give you the other one. How many of your top OEMs are likely to use PathScale's InfiniBand technology?

HK Desai:           We don't want to give you revenue information, I think it's too early for us to really provide this, because, you know, OEM design wins are not always revenue. like I said in my script, there's some design wins with the OEMs, they also have channel business,. The key area is going to be the second half of '07 we expect some revenue then. I mean, it's a really not our place to project the revenue plus we don't want to give any guidance right now because OEM designs are dependent on the time to market for those wins so I think it's too early for us to talk about that.

Shebly Seyrafi:     Thank you.

Operator:           Thank you. We'll move next to Clay Sumner with FBR.

Clay Sumner:        Thanks very much. My understanding of, well is it (Melanox's
                    HCAs are designed to be used in primarily PCIX or PCI express slots, while Pathscale designs are a motherboard solution or a card in an HTX slot? Is that primarily the difference between the respective HCA products?

HK Desai:           Well, currently that's correct. The Pathscale is focusing on the hypertransport interface currently.

Clay Sumner:        And, would it be an easy thing to do, to go to (PCI express)
                    slot compatibility?

Tony Massetti:      Yes.

Clay Sumner:        Can you say roughly what percentage of Linux clusters
                    shipping, maybe in recent quarters, are connected through HCX slots versus (PCI express)?

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Tony Massetti:      I don't think we have that.

HK Desai:           No.

Clay Sumner:        OK. I would assume the vase majority have PCI express at
                    this point?

HK Desai:           If you look at the technology or if you look at our product,
                    I mean, it started with the multi core strategy, If you think of the hypertransport interface, there is no issue for them to be going forward to PCI Express,

Clay Sumner:        OK and last one from me. If you could just say roughly what percent, maybe looking at their design win activity, what percent of that design win activity is for motherboard solutions versus card slot solutions?

HK Desai:           I don't think we are ready to talk about that now.

Clay Sumner:        OK. Thank you.

Operator:           We'll move next to Douglas Whitman with Whitman Capital.

Douglas Whitman:    Just wanted make sure, Tony, that I was understanding.
                    Basically, you are saying your margins are not going to change and your EPS estimates are not going to change. It seems like you're absorbing some additional expense and you're loosing the interest income for the 100 million. So, if I'm understanding correctly, is this basically the business - the revenues are running on the high end of expectation, and I am trying to get to how the EPS number doesn't change here.

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Tony Massetti:      Sure, Doug. So if you look at full year fiscal '06, the
                    model has us at about 36 percent operating margin for '06 and what we said is we're targeting 35 percent for fiscal '07 with comparable gross margins. So, the increase in engineering E to R, the one point we talked about would flow through to operating income would be our target. And, hold - at least we're comfortable at this point is what we've said at the $1.66 consensus for fiscal '07.

Douglas Whitman:    OK. Thanks.

Tony Massetti:      Sure.

Operator:           I'll move next to Henry Naah with Lehman Brothers.

Henry Naah:         Hi, Guys.

Tony Massetti:      Hello.

Henry Naah:         Just gonna hammer on the expenses one more time here. Try to take it from a different angle. You know, the one percent uptake in engineering expenses, you know, I think in my model for '06 and '07 we're looking at $90 to $95 million of engineering expenses. So, using a one percent increase, I'm guessing that assumes that that line will come up by about
                    $1 million, is that what you are trying to convey here?

Tony Massetti:      It's one percent of revenue, right Henry? So, the seventeen to twenty percent is an E to R. So the increase from 16 to 19 to 17 to 20% expense to revenue.

Henry Naah:         OK. So then we're looking at maybe five million in revenue additional expenses per year?

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Tony Massetti:      Yes, probably in that range. It's a little hard to tell.
                    HK's comment about headcount, we haven't finalized or worked out all those details so we'll update you more on headcount and expense rates growing on our earnings call in early May.

Henry Naah:         OK. And, you guys says, this deal can close in early April?

Tony Massetti:      Early April, yes.

Henry Naah:         OK. And, I guess just one last question, have you locked up some of the engineers from PathScale?

HK Desai:           I think when we acquire technology -

Henry Naah:         Actually HK, can I ask the question a different way? Are
                    there any kind of proprietary patents or anything that PathScale has that you've gotten, or have you been able to assign some of the engineers up?

HK Desai:           So, as far as IP is concerned, they are coming to us. And as far as engineering is concerned, whenever we acquire a technology company, which we have done a few of them in the last five or six years, and I do want to ensure for us, that we retain engineering talent, which is the most focus we always have and our track records say that in the past, when we acquired technology companies we haven't lost a key engineer or key employee in any of the acquisitions, not even a one.*

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*    Mr. Desai's statement regarding employee retention of key engineers and key employees was not intended to be taken literally, but was intended to convey the message that retention of key engineers and key employees in connection with acquisitions is a primary objective of QLogic.

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Henry Naah:         Sounds like a great track record.

Tony Massetti:      Yes.

Henry Naah:         OK. Thanks, guys.

Tony Massetti:      Sure.

Operator:           We'll go now to Paul Mansky with Citigroup.

Paul Mansky:        Yes, thank you. I have a few questions, kind of related to the prior questions. Does the transaction carry any type of payout? You're pretty good about achieving revenue targets or maybe future OEM qualifications?

Tony Massetti:      We're not prepared to talk about the deal terms, Paul.

Paul Mansky:        OK. Maybe a separate tack then. Previously, with the ANCOR acquisition, I believe you'd been developing some InfiniBand technology in the house, will any of that technology be able to be dusted off and/or usable in conjunction with the acquisition announced today?

HK Desai:           We never had HCA technology. I mean, we had some InfiniBand technology at QLogic that we started but, no we don't have any technology on the HCA at all.

Paul Mansky:        OK. And, then lastly, obviously between Troika, today's
                    announcement, there's - you made a point to bring up virtualization discussion on the last earnings call, can we assume that you may not be finished here over the near to intermediate term with respect to your acquisition activity?

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HK Desai:           If you look at us in 2005, we have a divesture, of the disk controller business, we acquired Troika, for virtualization technology, now we acquire PathScale for a system network area fabric, so, I mean, I think we're busy enough right now.

Paul Mansky:        That's good news. Thank you.

HK Desai:           Thank you.

Operator:           Once again, a reminder, it is star, one if you would like to ask a question. We'll go now to Min Park with Goldman Sachs.

Min Park:           Asked and answered announcer, thank you.

Operator:           We'll go on to Jared Rinderer with RBC Capital Markets.

(Tom Curlin):       It's (Tom Curlin). Tell us about the technology in terms of
                    ASIC versus firmware. These guys actually have HCA, ASIC hardware along with the firmware? Or are you sourcing the ASIC from a partner?

HK Desai:           No, they have an ASIC, they have their own ASIC technology.
                    They also have firmware and software technology. They also have compiler technology for the HPC market so you can compile applications. So combining all technology it provides low latency, high bandwidth technology for the HPC market.

(Tom Curlin):       And, is this the 10 gig manifestation of InfiniBand? Or even a higher type of bandwidth?

Rick Franz:         It is 10 gig, (Tom).

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(Tom Curlin):       Any switching ASIC technology? Or you're just doing the HCA side and other vendors are doing the switch piece?

HK Desai:           We are just doing the HCA side.

(Tom Curlin):       Alright. Thank you very much.

HK Desai:           Sure.

Operator:           We'll move now to Mark Moskowitz with JP Morgan.

Mark Moskowitz:     Thank you. Hi, guys. A couple questions if I may. It seems today your move validates what's InfiniBand at least with respect to server clustering. But, I want to get a sense, maybe you could touch on the longer term inspiration. Do you see InfiniBand eventually moving into storage and impacting your fiber channel, a piece we have (inaudible)) already come out with a product. There's rumors that Network
                    Appliance may come out with one over the next twelve months or so, so I was just wondering if you could touch on that first?

HK Desai:           So, I mean, our strategy is to enter the more HPC market,
                    high performance computer market. We don't expect to have that much technology going into storage, I mean, storage already has a Fibre Channel technology, which is the preferred deployment in the data center. We also have now, iSCSI anyway. So anyway, there is enough technology there.
                    And, I don't think we expect InfiniBand to really penetrate storage interface, at least in the near future.

Mark Moskowitz:     OK. And, as then as far as the expenses get, getting back to the expense subject again, I want to get a sense, do you see anything with PathScale as far as anything in the manufacturing processes that they have versus (QLogic's) that you could maybe extract in terms

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                    of applying more of your legacy type of processes to drive better margin and improvement to kind of offset that increase in terms of the (R&D)?

HK Desai:           So, I mean, if you look at, we have a better operational
                    experiences and a lot of experience in this thing, so we're going to apply our process for the manufacturing process and relationships so we can leverage some of the cost with them and they've done extremely well on that, so there's a lot of synergy about those, they have a great technology, they have great AC, they have great firmware, great software, and you think with QLogic's operating staff they can leverage the cost and time to market for those products.

Mark Moskowitz:     OK. Lastly, if I could, as far as the purchase price, maybe you could give us something in terms of how that was derived, given that it was a pre-revenue type of company, was there another suitor out there you had to compete against in this deal?

Tony Massetti:      We really can't talk about potential other suitors, but, you know, we looked at all the traditional metrics, marked discounted cash flow, future protections of revenue and profitability and working with their investors and, you know, came up with a $109 million purchase price, which is a very fair price for QLogic, as well as the investors.

Mark Moskowitz:     OK. Thank you.

Tony Massetti:      Sure.

Operator:           Well, we're next here with Steve Berg with Punk Ziegel.

Steve Berg:         Hi. I wanted to touch on the post seven estimate number
                    again. Would it at least be fair to say that, as a result of some expense in early '07, that earnings going to skew to the latter half of '07?

Tony Massetti:      Yes, it's a little early, Steve, to talk about the quarterly skew for fiscal '07, you know, we haven't closed on the transaction, and, you know, there's a lot of details still to be worked out. So, that's why we wanted to speak to the full year fiscal '07 and just give you overall operating model and, you know, and say that we're comfortable with the current consensus of EPS, but you know, we'll be able to give you more of a - more color on the quarterly skew on our March call.

HK Desai:           Also understand, in the new technology and new markets, OEM design wins, you know, timing of that can change it can be delayed or it can pushed-out, so what we have done is said, OK, we can look at this and spread it out over the years and where we can we are targeting 35 percent operating Income and target and $1.66 EPS, I think that's a key for us anyway. And those things can change and we'll view the quarterly guidance every quarter anyway, and that way we can give more detail, but right now I think we can say we are comfortable, even the timing can little bit shift toward the later part.

Steve Berg:         OK. That's helpful. One last question, I don't know, is
                    there anything you can tell us about the unvested stock option, any ancillary data at all about that?

Tony Massetti:      No, there's really nothing that we can discuss at this point other than to say it won't impact materially QLogic's disclosure on stock options. You know, we've been running about eight cents a quarter, it's what we put in our footnote for our Qs, but that does include stock options for the HDC business, which has been divested, so we're in the process of reworking those numbers, so it'll be something less than eight cents and the unvested options related to PathScale are not material.

Steve Berg:         OK. So let me just see if I understand that. So, basically, you're saying if you're taking out some and adding back some then you net the same.

Tony Massetti:      No, less.

Steve Berg:         OK. You net less. Thank you very much.

Operator:           We'll go now to a follow up from Harsh Kumar with Morgan
                    Keegan.

Harsh Kumar:        Yes, hi. Just a point of clarification, HK or Tony. Are you expecting revenues from this company in calendar '07, second half or fiscal '07 second half?

HK Desai:           Fiscal '07.

Harsh Kumar:        Got it. Thank you.

Operator:           We'll move on to Aaron Rakers with AG Edwards.

Aaron Rakers:       Yes, hi guys. Just one question, just wondering, as we look out into the latter part of fiscal 2007, now I'm trying to gauge what, you know, we should be looking for, in particular possibly, out of the server venders as kind of indications that, you know, the InfiniBand market is, you know, starting to materialize. Any help there would be greatly appreciated. I'm just trying to gauge, you know, what maybe we should be looking at going forward?

Rick Franz:         I mean, there's lots of things we can look at from the
                    server venders. But it's primarily products destined for the high performance computing market. Servers that are designed specifically with the InfiniBand in mind. OEMs announcing potentially InfiniBand products.

Aaron Rakers:       OK. In terms of your total addressable market forecast that you gave, that was your own forecast assumptions, or are you looking at a third party resource, how do you get to that number, that 400 million number?

Rick Franz:         It is a combination. It is both looking at what analysts
                    have put forth in terms of some estimate for ports, plus discussions with OEMs and end-users. But, basically, it's our own number at this point.

Aaron Rakers:       OK. Thank you, guys.

Operator:           We'll go now to a follow up from Clay Sumner with FBR.

Clay Sumner:        Thanks. You guys, HK, do you think OEMS will want to do more dual sourcing with InfiniBand adapters than they did early on with fiber channel adapters. Is there anything about
                    InfiniBand driver technology that might make it easier or cheaper to do a qualified drivers?

HK Desai:           In any new market to get traction you have to get a couple of suppliers. If you don't have two suppliers then the market just doesn't happen anyway. So, I'm sure those guys will be looking at it from that perspective. It doesn't have to be dual sourcing but then you have multiply suppliers for this market, so I think this is a positive sign for this market.

Clay Sumner:        I guess put it another way, are there the same kind of
                    barriers to entry around driver qualification that there were early on the fiber channel, HVA?

HK Desai:           I won't say it's exactly the same, but yes there is still
                    qualification cycles and barriers to entry just like fiber channel.

Clay Sumner:        OK. Thank you very much.

Operator:           And, we'll go now to a follow up from Shebly Seyrafi with
                    Kaufman Brothers.

Shebly Seyrafi:     Just wanted to see if you guys wanted to take an opportunity here and talk about current business. Any update on the current quarter?

Tony Massetti:      So, tracking to our forecast expectations, Shebly, so
                    linearity has been very similar to the past few quarters.
                    So, we're tracking well.

Shebly Seyrafi:     Which is good in your opinion?

HK Desai:           We're tracking to expectations.

Shebly Seyrafi:     OK. Thank you.

Operator:           And, gentlemen, there are no further questions. I'll turn
                    back the call to you for any closing comments.

Tony Massetti:      Thank you for joining us for this conference call. We look forward to discussing our fourth quarter and fiscal year
                    2006 results with you at our next quarterly conference call in early May. Also, we have several upcoming conferences that we will be attending. In late February, we will be presenting at the Goldman Sachs Technology Investment
                    Symposium. In March, we will be presenting at the Morgan
                    Stanley Semiconductor & Systems Conference, the Deutsche
                    Bank 2006 Technology Conference and the Citigroup Small &
                    Mid-Cap Conference. Please refer to our investor relations website at www.qlogic.com for any updates to the conference schedule. For any of you that will be attending the conference, we look forward to seeing you there.

Operator:           That does conclude today's conference. We do thank everyone for their participation.

                                       END